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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                           (Amendment No.         )(1)


                             SalesLogix Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, Par Value $0.001 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    79466P105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [x]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.     79466P105             13G                    Page 2  of 10 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Patrick M. Sullivan
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [_]
                                                                    (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,936,667 (2)
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,936,667 (2)
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,936,667 (2)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     10.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


(2) Includes 426,067 shares held by The Sullifam Limited Partnership, 319,550 shares held by The Cyndee K. Sullivan Fifteen Year Grantor Retained Annuity Trust, dated December 18, 1998, 319,550 shares held by The Cyndee K. Sullivan Ten Year Grantor Retained Annuity Trust, dated December 18, 1998, 319,550 shares held by The Patrick M. Sullivan Fifteen Year Grantor Retained Annuity Trust, dated December 18, 1998, 319,550 shares held by The Patrick M. Sullivan Ten Year Grantor Retained Annuity Trust, dated December 18, 1998 and 232,400 shares held by The PCS Trust, dated September 10, 1998, trusts for the benefit of Mr. Sullivan's children, for which Mr. Sullivan has sole voting power.

CUSIP No.     79466P105             13G                    Page 3  of 10 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     The Sullifam Limited Partnership
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [-]
                                                                 (b)  [-]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Arizona
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           426,067
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         426,067
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     426,067
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     2.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.     79466P105             13G                    Page 4  of 10 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     The Cyndee K. Sullivan Fifteen Year Grantor Retained Annuity Trust u/a/d
      12/18/98
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Arizona
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           319,550
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         319,550
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     319,550
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     1.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


     OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.     79466P105             13G                    Page 5  of 10 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     The Cyndee K. Sullivan Ten Year Grantor Retained Annuity Trust u/a/d
      12/18/98
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Arizona
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           319,550
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         319,550
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     319,550
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     1.7%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


     OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.     79466P105             13G                    Page 6  of 10 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     The Patrick M. Sullivan Fifteen Year Grantor Retained Annuity Trust u/a/d
      12/18/98
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Arizona
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           319,550
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         319,550
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     319,550
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


     OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.     79466P105             13G                    Page 7  of 10 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     The Patrick M. Sullivan Ten Year Grantor Retained Annuity Trust u/a/d
      12/18/98
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Arizona
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           319,550
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         319,550
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     319,550
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


     OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.     79466P105             13G                    Page 8  of 10 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     The PCS Trust u/a/d  9/10/98
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Arizona
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           232,400
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         232,400
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     232,400
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     1.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


     OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    79466P105                13G                    Page 9  of 10 Pages


--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:


            SalesLogix Corporation
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:
            8800 N. Gainey Center Drive, Suite 200
            Scottsdale, AZ  85258
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

         Patrick M. Sullivan
         The Sullifam Limited Partnership ("SLP")
         The Cyndee K. Sullivan Fifteen Year Grantor Retained Annuity Trust u/a/d 12/18/98 ("CKS15")
         The Cyndee K. Sullivan Ten Year Grantor Retained Annuity Trust u/a/d 12/18/98 ("CKS10")
         The Patrick M. Sullivan Fifteen Year Grantor Retained Annuity Trust u/a/d 12/18/98 ("PMS15")
         The Patrick M. Sullivan Ten Year Grantor Retained Annuity Trust u/a/d 12/18/98 ("PMS10")
         The PCS Trust u/a/d 9/10/98 ("PCS")

--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

          SalesLogix Corporation
          8800 N. Gainey Center Drive, Suite 200
          Scottsdale, AZ  85258
--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

         Patrick  M. Sullivan: U.S.A.
         SLP:             Arizona
         CKS15:           Arizona
         CKS10:           Arizona
         PMS15:           Arizona
         PMS10:           Arizona
         PCS:             Arizona


--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

         Common Stock

--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

         79466P105

--------------------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No.         79466P105           13G                    Page 10 of 10 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Patrick M. Sullivan:          1,936,667(3)
          SLP                             426,067
          CKS15:                          319,550
          CKS10:                          319,550
          PMS15:                          319,550
          PMS10:                          319,550
          PCS:                            232,400

     (b) Percent of class:

          Patrick M. Sullivan:              10.0%(3)
          SLP                                2.2%
          CKS15:                             1.7%
          CKS10:                             1.7%
          PMS15:                             1.7%
          PMS10:                             1.7%
          PCS:                               1.2%



     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote                       ,

                Patrick M. Sullivan:          1,936,667(3)
                SLP                             426,067
                CKS15:                          319,550
                CKS10:                          319,550
                PMS15:                          319,550
                PMS10:                          319,550
                PCS:                            232,400

          (ii)  Shared power to vote or to direct the vote                     ,

                Patrick M. Sullivan:       0
                SLP                        0
                CKS15:                     0
                CKS10:                     0
                PMS15:                     0
                PMS10:                     0
                PCS:                       0

          (iii) Sole power to dispose or to direct the disposition of          ,

                Patrick M. Sullivan:          1,936,667(3)
                SLP                             426,067
                CKS15:                          319,550
                CKS10:                          319,550
                PMS15:                          319,550
                PMS10:                          319,550
                PCS:                            232,400


          (iv) Shared power to dispose or to direct the disposition of

                Patrick M. Sullivan:       0
                SLP                        0
                CKS15:                     0
                CKS10:                     0
                PMS15:                     0
                PMS10:                     0
                PCS:                       0


         (3) Includes 426,067 shares held by SLP, 319,550 shares held by CKS15, 319,550 shares held by CKS10, 319,550 shares held by PMS15, 319,550 shares held by PMS10 and 232,400 shares held by PCS, trusts for the benefit of Mr. Sullivan's children, for which Mr. Sullivan has sole voting power.
--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.
--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.

--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

         Not applicable.

--------------------------------------------------------------------------------
Item 10. Certifications.

         Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    February 10, 2000
                                    ----------------------------------------
                                     (Date)


                                    /s/ Patrick M. Sullivan
                                    ----------------------------------------
                                   (Signature)


                                    Patrick M. Sullivan
                                    ----------------------------------------
                                  (Name/Title)


                                    The Sullifam Limited Partnership

                                    /s/ Patrick M. Sullivan
                                    ----------------------------------------
                                    Patrick M. Sullivan, General Partner


                                    The Cyndee K. Sullivan Fifteen Year Grantor
                                    Retained Annuity Trust u/a/d 12/18/98

                                    /s/      Patrick M. Sullivan
                                    --------------------------------------------
                                    Patrick M. Sullivan, Trustee


                                    The Cyndee K. Sullivan Ten Year Grantor
                                    Retained Annuity Trust u/a/d 12/18/98

                                    /s/ Patrick M. Sullivan
                                    ----------------------------------------
                                    Patrick M. Sullivan, Trustee


                                    The Patrick M. Sullivan Fifteen Year Grantor
                                    Retained Annuity Trust u/a/d 12/18/98

                                    /s/ Patrick M. Sullivan
                                    ----------------------------------------
                                    Patrick M. Sullivan, Trustee


                                    The Patrick M. Sullivan Ten Year Grantor
                                    Retained Annuity Trust u/a/d 12/18/98

                                    /s/ Patrick M. Sullivan
                                    ----------------------------------------
                                    Patrick M. Sullivan, Trustee


                                    The PCS Trust u/a/d 9/10/98

                                    /s/      Patrick M. Sullivan
                                    ----------------------------------------
                                    Patrick M. Sullivan, Trustee